As filed with the Securities and Exchange Commission on November 18, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

palmOne, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3150688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 N. McCarthy Blvd.

Milpitas, California 95035

(Address, including zip code of Registrant’s principal executive offices)

1999 Stock Plan, as amended

1999 Employee Stock Purchase Plan, as amended

2001 Stock Option Plan for Non-Employee Directors, as amended

(Full title of the plan)

R. Todd Bradley

palmOne, Inc.

400 N. McCarthy Blvd.

Milpitas, California 95035

(408) 503-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin, Esq. Wilson, Sonsini, Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Mary E. Doyle, Esq. palmOne, Inc. 400 N. McCarthy Blvd. Milpitas, CA 95035 (408) 503-7000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock $0.001 par value per share, to be issued under the Palm, Inc. 1999 Stock Plan, as amended	2,351,579 shares	$35.60	$83,716,213	$10,607
Common Stock $0.001 par value per share, to be issued under the Palm, Inc. 1999 Employee Stock Purchase Plan, as amended	739,791 shares	$35.60	$26,336,560	$3,337
Common Stock $0.001 par value per share, to be issued under the Palm, Inc. 2001 Stock Option Plan for Non- Employee Directors, as amended	650,000 shares	$35.60	$23,140,000	$2,932
Total	3,741,370 shares	—	$133,192,773	$16,876

(1)	Computed in accordance with Rules 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated based upon the average of the high and low sales price of the registrant’s common stock as reported on the Nasdaq National Market on November 11, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 28, 2004 filed with the Commission on August 5, 2004.

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 27, 2004 filed with the Commission on October 1, 2004.

(c) The Registrant’s Current Report on Form 8-K dated as of June 16, 2004 and filed with the Commission on June 17, 2004.

(d) (i) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 18, 2000 and any amendment or report filed thereafter for the purpose of updating such description.

(ii) The description of the Registrant’s preferred share purchase rights contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 23, 2000 and any amendment or report filed thereafter for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of the filing of such documents. For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The certificate of incorporation, as amended, and bylaws, as amended, of the Registrant provide in effect that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the Delaware General Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1(1)	Amended and Restated 1999 Stock Plan.

10.2	1999 Employee Stock Purchase Plan, as amended.

10.3(2)	2001 Stock Option Plan for Non-Employee Directors, as amended

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

(1)	Incorporated by reference to Appendix A of the Registrant’s Proxy Statement filed with the Commission on September 24, 2004.

(2)	Incorporated by reference to Annex F of the Registrant’s Joint Proxy Statement/Prospectus filed with the Commission pursuant to Rule 424(b)(3) on September 26, 2003.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California on November 12, 2004.

/s/ R. Todd Bradley
R. Todd Bradley Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Todd Bradley and Philippe Morali, and each of them, his or her attorneys-in fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective statements), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ R. Todd Bradley R. Todd Bradley	Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2004

/s/ Philippe Morali Philippe Morali	Interim Chief Financial Officer (Principal Financial Officer)	November 12, 2004

/s/ Neil M. Scott Neil M. Scott	Corporate Controller (Interim Principal Accounting Officer)	November 12, 2004

/s/ Eric A. Benhamou Eric A. Benhamou	Chairman of the Board of Directors	November 12, 2004

/s/ Gordon A. Campbell Gordon A. Campbell	Director	November 12, 2004

/s/ Gareth C. C. Chang Gareth C. C. Chang	Director	November 12, 2004

/s/ Jean-Jacques Damlamian Jean-Jacques Damlamian	Director	November 12, 2004

Signature	Title	Date

/s/ John Doerr John Doerr	Director	November 12, 2004

/s/ Donna L. Dubinsky Donna L. Dubinsky	Director	November 12, 2004

/s/ Bruce W. Dunlevie Bruce W. Dunlevie	Director	November 12, 2004

/s/ Michael Homer Michael Homer	Director	November 12, 2004

/s/ Susan G. Swenson Susan G. Swenson	Director	November 12, 2004

EXHIBIT INDEX

Exhibit Number	Document Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1(1)	1999 Stock Plan, as amended.

10.2	1999 Employee Stock Purchase Plan, as amended.

10.3(2)	2001 Stock Option Plan for Non-Employee Directors, as amended.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

(1)	Incorporated by reference to Appendix A of the Registrant’s Proxy Statement filed with the Commission on September 24, 2004.

(2)	Incorporated by reference to Annex F of the registrant’s Joint Proxy Statement/Prospectus filed with the Commission pursuant to Rule 424(b)(3) on September 26, 2003.